Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
March 11, 2016

Nabors Mourns the Passing of C&J Energy Services Founder, Chairman & CEO Josh Comstock

HAMILTON, Bermuda, Mar. 11, 2016 /PRNewswire/ — Following today’s announcement of the tragic and sudden loss of C&J Energy Services Ltd. (“C&J”) (NYSE: CJES) Founder, Chairman & Chief Executive Officer Josh Comstock, Nabors Industries Ltd. (“Nabors”) (NYSE: NBR) expresses its deepest condolences to the Comstock family and to the employees of C&J.

In 1997, Comstock founded C&J as a small pressure pumping business in south Texas. Under Comstock’s entrepreneurial leadership, C&J has since grown to become one of the leading completion and production services companies in the oilfield services industry. Comstock led C&J in its 2015 merger with Nabors’ completion & production services business, a transaction which more than doubled the size of C&J at that time.

Nabors’ Chairman, President and CEO Anthony G. Petrello commented, “Josh was a business partner and a friend. Over the past 20 years, his inspired leadership helped C&J grow from a small, start-up company to one of the preeminent players in our industry. Josh was proud of the company he built through an aggressive growth strategy, and rightfully so. He had a personal magnetism and presence that made him larger than life. His pride and passion for C&J was infectious and engendered respect, deep loyalty and commitment from his colleagues. Josh built a strong management team. We have great confidence in their ability to realize considerable value from C&J’s leading position in the completions and production industry. We are deeply saddened by today’s news and extend our deepest thoughts and condolences to Josh’s wife and family, as well as to all C&J employees. He will be missed.”

About Nabors Industries

Nabors Industries Ltd. (NYSE: NBR) owns and operates the world’s largest land-based drilling rig fleet and is a leading provider of offshore drilling rigs in the United States and multiple international markets. Nabors also provides directional drilling services, performance tools and innovative technologies throughout the world’s most significant oil and gas markets. Leveraging our advanced drilling automation capabilities, Nabors’ highly skilled workforce continues to set new standards for operational excellence and transform our industry.

####

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The forward-looking statements contained in this press release reflect management’s estimates and beliefs as of the date of this press release.  Nabors does not undertake to update these forward-looking statements.

Media & Investor Contacts:
Dennis A. Smith, Director of Corporate Development & Investor Relations, at +1 281-775-8038.

To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +1 441-292-1510 or via email at mark.andrews@nabors.com.

SOURCE: Nabors Industries Ltd.